EXHIBIT 4.19

Execution Version

AMENDMENT NO. 1 TO SENIOR SECURED CREDIT FACILITY

AMENDMENT NO. 1, DATED AS OF March 31, 2009 (the "Credit Agreement Amendment"),  among the undersigned (i) EXCEL MARITIME CARRIERS LTD., a Liberian corporation, as borrower (the "Borrower"), (ii) the banks, financial institutions and other institutional lenders listed Lenders on the signature pages hereof, (iii) NORDEA BANK FINLAND PLC, LONDON BRANCH individually ("Nordea") and as Administrative Agent (the "Administrative Agent") for the Secured Parties, (iv) NORDEA, DVB BANK SE, DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT ("DB"), GENERAL ELECTRIC CAPITAL CORPORATION, and HSH NORDBANK AG, as lead arrangers (the "Lead Arrangers"), (v) NATIONAL BANK OF GREECE S.A., CREDIT SUISSE and FORTIS BANK, as co-arrangers (the "Co-Arrangers"), (vi) NORDEA and DB, as book runners and (vii) NORDEA, as Issuing Bank, to the SENIOR SECURED CREDIT FACILITY, dated as of April 14, 2008 (the "Original Credit Agreement"), among (i) the Borrower, (ii) Lenders party thereto, (iii) the Administrative Agent appointed thereunder, (iv) the Lead Arrangers, (v) the Co-Arrangers, (vi) the book runners and (vii) the Issuing Bank.  The Original Credit Agreement as amended by the Credit Agreement Amendment, and as the same may be further amended, modified or supplemented from time to time, is herein called the "Credit Agreement."  Capitalized terms used herein and not otherwise defined shall have the meaning defined  in the Credit Agreement.

PRELIMINARY STATEMENTS:

(1)           The Borrower, the Administrative Agent, the Lenders and the other parties thereto have executed and delivered the Credit Agreement and the other Loan Documents; the Lenders have made Advances to the Borrower; and to secure the Obligations of the Loan Parties under the Credit Agreement and the other Loan Documents, the Collateral Documents have been executed and delivered and the Ship Mortgages have been duly recorded in the relevant ship registries in accordance with applicable law.

(2)           The Borrower has requested, and the Lenders have agreed, to certain amendments to the Original Credit Agreement, subject to the terms and conditions and otherwise as set forth herein.

(3)           The Lenders, by their respective signatures set forth below, hereby direct the Administrative Agent (i) to facilitate the execution and delivery of the Credit Agreement Amendment, the Amendment Loan Documents, and, as appropriate, amendments to the other Loan Documents to conform to the changes set forth herein, and (ii) to carry out the transactions hereby contemplated.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN AMENDMENTS TO THE ORIGINAL CREDIT AGREEMENT

`               Section 1.              Section 1.01 of the Original Credit Agreement is hereby amended as follows:

(a)           Changes to Definitions.  The Definition of "Applicable Margin" is hereby amended and restated in its entirety to read as follows:

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"Applicable Margin" means 2.50% per annum during the period from and including December 4, 2008, to and including the first Interest Payment Date, if any, after the Effective Date on which the outstanding principal of Term Loan Advances is reduced to the amount that would have been outstanding had the Term Loan Repayment Amounts set forth in Section 2.06(a) of the Original Credit Agreement been paid as set forth in the Original Credit Agreement.  Thereafter, provided, that the Borrower is in compliance with all financial covenants under Article V of the Original Credit Agreement (with the exception that Section 5.04(e) (Minimum Liquidity) of the Original Credit Agreement shall be adjusted as set forth in Article I, Section 13 of the Credit Agreement Amendment), and no Default or Event of Default shall have occurred and be continuing (and the Borrower shall have certified the same), Applicable Margin means 1.25% per annum.  Notwithstanding the foregoing, "Applicable Margin" means 2.55% per annum for any Interest Period during which any Deferred Option Principal is outstanding.

The Definition of "Account Pledge Agreement" is hereby amended to include the First Supplement to Deed of Charge and the Capex Reserve Deed of Charge.

The Definition of  "Collateral Documents" is hereby amended to include the Additional
Collateral Documents.

The Definition of "Collateral Vessels" is hereby amended to exclude the Released
Collateral Vessel and to include the Additional Collateral Vessel, and Schedule III to the Credit Agreement is revised as set forth on Revised Schedule III attached to the Credit Agreement Amendment.

The Definition of "Guaranty" is amended to include the Guaranty (by way of supplement) entered into by the Sandra Owner.

(b)           The following new Definitions in the appropriate alphabetical order are hereby added to Section 1.01 of the Credit Agreement:

"Additional Collateral Documents" means collectively the Guaranty from the Sandra Owner as additional Guarantor by way of supplement substantially in the form attached as Exhibit A to Exhibit E to the Original Credit Agreement, a Ship Mortgage in favor of the Administrative Agent covering the Additional Collateral Vessel, together with an appropriate Assignment of Earnings (and Assignment of Charter if applicable), Assignment of Insurances, Manager's Undertakings, Assignment of Management Agreement, Account Pledge and Stock Pledge respecting the shares of the Sandra Owner (each substantially in the form respectively attached to the Original Credit Agreement).

"Additional Collateral Vessel" means the Marshall Islands flag vessel SANDRA, official number 3419, owned by the Sandra Owner.

"Amendment Loan Documents" means the Credit Agreement Amendment, the First Supplement to Deed of Charge, the Capex Reserve Deed of Charge, the Ship Mortgage Amendments, and the Additional Collateral Documents.

"CAPEX Reserve Account" means the separate account established by the Borrower with the Administrative Agent to be funded as set forth in Section 5.01(y) of the Credit Agreement and otherwise conforming to the requirements of such Section 5.01(y).

"Capex Reserve Deed of Charge" means  the Deed of Charge of the Capex Reserve Account dated March 31, 2009 between the Borrower, as Chargor and the Administrative Agent, as Chargee.

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"Cash Sweep" has the meaning set forth in section 5.01(x) of the Credit Agreement (Article I, Section 7 of Credit Agreement Amendment).

"Committed CAPEX" means capital expenditures required to be made by Borrower or its Subsidiaries in accordance with the terms of the Newbuilding Contracts, or otherwise subject to the Majority Lenders' prior written consent.

"Credit Agreement Amendment" means Amendment No. 1 dated as of March 31, 2009 to the Original Credit Agreement.

"Credit Suisse Agreement" means the Credit Agreement dated November 27, 2007 between the Borrower and Credit Suisse S.A.

"Deferral Notice" means a notice substantially in the form of Exhibit A to Credit Agreement Amendment, to be delivered to the Administrative Agent  in accordance with Section 2.18 of the Credit Agreement (Article I, Section 6 of the Credit Agreement Amendment).

"Deferral Option" has the meaning specified in Section 2.18 of the Credit Agreement (Article I, Section 6 of the Credit Agreement Amendment).

"Deferred Option Principal"  has the meaning specified in Section 2.18 of the Credit Agreement.

"Dividends and Other Payments" has the meaning set forth in revised Section 5.02(f) of the Credit Agreement (Article I, Section 7 of the Credit Agreement Amendment).

"Effective Date" means the date, no later than April 1, 2009, on which the preconditions set forth in Section 1 of Article II of Credit Agreement Amendment have been fulfilled, (other than those that by the terms of Article II, of the Credit Agreement Amendment may be fulfilled after the Effective Date)as determined by the Administrative Agent.

"Excess Cash Flow" means an amount in Dollars, or converted to Dollars, equal to reported EBITDA (adjusted for non-cash items) less cash dry docking and cash special survey expenses (to the extent not included in EBITDA), less net interest expenses (including payments due under any Swap Agreement with the Borrower), less payments of loan principal (under the Credit Agreement, and the Credit Suisse Agreement).

"First Supplement to Deed of Charge" means the First Supplemental Agreement dated March 31, 2009 to a Deed of Charge dated April 15, 2008, between the Sandra Owner, and the other Loan Parties described on the signature page thereof, as the Chargors, and the Security Trustee, as Chargee.

"Mandatory Equity" means an amount being not less than Thirty Five Million Dollars ($35,000,000) in cash received by the Borrower from the Permitted Holders.

"New Equity" means all net cash proceeds from equity issued by the Borrower in addition to (i) Mandatory Equity and (ii) proceeds of the Warrants.

"Newbuilding Contracts" means the three (3) shipbuilding contracts listed on Exhibit B of the Credit Agreement Amendment, as such contracts are in effect as of the Effective Date.

"Original Credit Agreement" means the Senior Secured Credit Facility dated as of April 14, 2008, without including the amendments set forth in the Credit Agreement Amendment.

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"RBS Agreement" means the Credit Agreement between the Borrower and The Royal Bank of Scotland, as the same shall be amended in accordance with the terms of Article II, Section 3 of the Credit Agreement Amendment.

"Released Collateral Vessel" means the Panamanian flag vessel SWIFT, with ON. 30711-05, owned by Liegh Jane Navigation S.A.

"Sandra Owner" means Sandra Shipco LLC, a non resident domestic limited liability company organized and existing under the laws of the Republic of the Marshall Islands.

"Ship Mortgage Amendment" means an amendment to each Ship Mortgage and/or Deed of Covenants, respecting the Collateral Vessels, or if appropriate, a second priority ship mortgage and deed of covenants, substantially in the form of Exhibit C to the Credit Agreement Amendment or Exhibit G to the Original Credit Agreement, as the case may be.

"Shortfall" has the meaning specified in Section 5.01(aa)(ii) of the Credit Agreement (Article I, Section 7 of the Credit Agreement Amendment).

"Waiver Period"  means the period from December 4, 2008 to and including January 1, 2011.

"Warrants" means warrants issued to the Permitted Holders by the Borrower for the purchase of common stock for a cash consideration received by the Borrower from the Permitted Holders equal to not less than the difference between (x) Fifty Million Dollars ($50,000,000) and (y) the amount invested as Mandatory Equity, such Warrants being exercisable in the form of a cash payment no later than twelve (12) months from the date of their issuance.

(c)            From and after the Effective Date, all references in the Original Credit Agreement to "this Agreement," "hereof," "hereto," "hereby," and the like shall mean the Credit Agreement as amended by the Credit Agreement Amendment.  From and after the Effective Date, all references in any Loan Document to the Credit Agreement or the Ship Mortgages or other relevant Loan Document, shall mean the Original Credit Agreement as amended by the Credit Agreement Amendment, and by the other Amendment Loan Documents and shall include the Additional Collateral Documents, as appropriate.  From and after the execution and delivery thereof, all references to any Guaranty, Assignment of Insurances, Assignment of Earnings, Assignment of Management Agreement, Account Pledge Agreement, and Stock Pledge or any other Loan Document shall include the respective Amendment Loan Document described herein, as appropriate.  From and after the execution and delivery of the First Supplement to Deed of Charge and the Capex Reserve Deed of Charge, references in the Credit Agreement, and in any Collateral Document to the Account Pledge Agreement, shall include the First Supplement to Deed of Charge and the Capex Reserve Deed of Charge.

(d)           All documents and instruments defined herein, or by reference herein, shall mean such documents and instruments as originally executed and delivered, as the same may be amended, supplemented, modified, changed or restated from time to time in accordance with the terms of the Credit Agreement Amendment" shall have the respective meanings specifically set forth herein.

Section 2. Section 2.04 of the Credit Agreement is amended by adding the following new Section  2.04 (c) to read as follows:

"(c) Alternative Rate of Interest. (i) If with respect to any Interest Period:

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(x)           the Administrative Agent (acting on advice of Lenders having more than 50% of the Commitment) determines (which determination shall be binding and conclusive on all parties) that, by reason of circumstances affecting the London interbank market or any other applicable financial market, adequate and reasonable means do not exist for ascertaining LIBOR for such period; or

(y)           the Administrative Agent (acting on the advice of Lenders having more than 50% of the Commitment) determines (which determination shall be binding and conclusive on all parties) that LIBOR as determined in accordance with the provisions of the Credit Agreement will not adequately and fairly reflect the cost to such Lenders of maintaining or funding their respective Commitments for such Interest Period

(each, a "Market Disruption Event"), then (A) the Administrative Agent shall promptly notify the Borrower and the relevant advising Lenders of such Market Disruption Event, and (B) so long as such circumstances shall continue, each Commitment of a Lender who has given advice of a Market Disruption Event shall bear interest, for each Interest Period, at the cost of funds of such Lender, respectively, for such Interest Period (determined as provided in paragraph (ii) below) plus the Applicable Margin.

(ii)           If the provisions of this Section 2.04(c) are applicable, then each Lender who experiences a Market Disruption Event shall report to the Administrative Agent its quoted cost of funds for each Interest Period as soon as practicable and, in any event, prior to the first day of such Interest Period (but not later than promptly thereafter).  The Commitment of each Lender who experiences a Market Disruption Event shall bear interest at such Lender's quoted cost of funds for such period.  The Administrative Agent shall advise the Borrower and each Lender who experiences a Market Disruption Event of the quoted cost of funds respecting such Lender's Commitment for the relevant period.

(iii)           The report by any Lender to the Administrative Agent of its quoted cost of funds for any Interest Period shall be conclusive and shall constitute a certification by such Lender that its quoted cost of funds so provided is an accurate and fair calculation of its funding costs for such period and that such assessment has been made on a fair and non-discriminatory basis.

Section 3. Notwithstanding the provisions of Section 2.04 of the Original Credit Agreement, the Borrower shall pay to the Lenders on the Effective Date, interest in the amount of $5,028,250.34(note:  based on April 1, 2009 with a daily factor of $41,940.72), representing the difference between the Applicable Margin under the Original Credit Agreement of 1.25% per annum and the Applicable Margin under the Credit Agreement of 2.50% per annum for the period from and including December 4, 2008 to and including the Effective Date.

Section 4. Section 2.06(a) of the Credit Agreement is amended and restated in its entirety to read as follows:

 "(a)    Term Loan Advance. The Borrower shall repay the Term Loan Advance ratably on each quarterly Payment Date commencing July 1, 2008 that falls on or prior to the Maturity Date in the aggregate principal amount (each such amount, a "Term Loan Repayment Amount") set forth below opposite the relevant Payment Date. Notwithstanding anything to the contrary herein, on the Maturity Date the Borrower shall repay any unpaid additional outstanding Term Loan Advance amount. The Term Loan Repayment Amounts due on the Quarterly Payment Dates of July 1, 2008, October 1, 2008 and January 1, 2009, respectively have been paid to the Lenders as of January 2, 2009.

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Quarterly Payment Date	Amount of Term Loan Advance to be repaid on the relevant Payment Date
1 July 1, 2008	$ 62,500,000.00
2 October 1, 2008	$ 62,500,000.00
3 January 1, 2009	$ 62,500,000.00
4 April 1, 2009	$ 27,500,000.00
5 July 1, 2009	$ 22,500,000.00
6 October 1, 2009	$ 22,500,000.00
7 January 1, 2010	$ 22,500,000.00
8 April 1, 2010	$ 18,000,000.00
9 July 1, 2010	$ 18,000,000.00
10 October 1, 2010	$ 18,000,000.00
11 January 1, 2011	$ 18,000,000.00
12 April 1, 2011	$ 25,000,000.00
13 July 1, 2011	$ 25,000,000.00
14 October 1, 2011	$ 25,000,000.00
15 January 1, 2012	$ 25,000,000.00
16 April 1, 2012	$ 25,000,000.00
17 July 1, 2012	$ 25,000,000.00
18 October 1, 2012	$ 25,000,000.00
19 January 1, 2013	$ 25,000,000.00
20 April 1, 2013	$ 25,000,000.00
21 July 1, 2013	$ 25,000,000.00
22 October 1, 2013	$ 25,000,000.00
23 January 1, 2014	$ 25,000,000.00
24 April 1, 2014	$ 25,000,000.00
25 July 1, 2014	$ 25,000,000.00
26 October 1, 2014	$ 25,000,000.00
27 January 1, 2015	$ 25,000,000.00
28 April 1, 2015	$ 25,000,000.00
29 July 1, 2015	$ 17,500,000.00
30 October 1, 2015	$ 17,500,000.00
31 January 1, 2016	$ 17,500,000.00
32 April 1, 2016	$ 163,392,653.58

Section 5. Notwithstanding the provisions of Section 2.09 of the Credit Agreement, the proceeds from the sale of the Released Collateral Vessel in the amount of Four Million Six Hundred Seven Thousand Three Hundred Forty Six Dollars 42/100 ($4,607,346.42), has been paid and applied to the Term Loan Repayment Amount due on April 1, 2016.  Such application is reflected in the revised repayment schedule set forth in Section 2.06(a) of the Credit Agreement as of the date of Credit Agreement Amendment.

 Section 6.  The Credit Agreement is hereby amended by adding the following new Section 2.18:

"Section 2.18.  Deferral Option.  During the Waiver Period, so long as no Default or Event of Default shall have occurred and be continuing, from time to time, the Borrower shall have the option (the "Deferral Option"), by notice to the Administrative Agent given at least ten (10) Business Days prior to the date such payment otherwise would be due, to defer to April 1, 2016 payment of one or more installments of the Term Loan Repayment Amounts that, absent the exercise of such Deferral Option, would become due during the Waiver Period (the aggregate of such deferred installments outstanding from time to time, the "Deferred Option Principal"), up to an aggregate principal amount equal to the aggregate amount received by the Borrower as paid in Mandatory Equity and net proceeds received by the Borrower from the exercise of the Warrants; provided that from the date the Deferred Option Principal would have been due hereunder had the Borrower not exercised the relevant Deferral Option each of the following are complied with: (1) the Applicable Margin for all amounts outstanding under the Credit Agreement is increased as set forth in the last sentence of the definition of Applicable Margin as long as any Deferred Option Principal is outstanding, (2) one hundred percent (100%) of New Equity and Cash Sweep proceeds, shall be applied to prepayment of Deferred Option Principal amounts as long as any Deferred Option Principal is outstanding, and (3) no Default or Event of Default shall have occurred and be continuing, the Borrower is in compliance with all financial covenants under Section 5.04 of the Credit Agreement, and the Borrower shall have represented and warranted the same, provided, further, that no Deferral Option may be declared, unless and until the Borrower shall have delivered to the Administrative Agent, the Deferral Notice substantially in the form attached to the Credit Agreement Amendment as Exhibit A, in form and substance reasonably satisfactory to the Administrative Agent setting forth the calculations and other relevant evidence of the Borrower's inability to pay the Term Loan Repayment Amounts in respect of which the Deferral Option is being sought. No Deferral Option may be declared later than ten (10) Business Days prior to the end of the Waiver Period.

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Section 7.  Section 5.01 of the Credit Agreement is hereby amended to include the following additional affirmative covenants in a new Section 5.01(x), a new Section 5.01(y), a new Section 5.01(z) and a new Section 5.01(aa), respectively, to read as follows:

"(x)           (i)   Cash Sweep. Subject to the provisions of Section 5.01(x)(ii), on a semi- annual basis not later than each January 1 and July  1(commencing July 1, 2009), Excess Cash Flow determined for the period of the preceding six (6) months ending on the above dates shall be paid within sixty (60) days following the above dates and shall be applied as follows, first, one hundred percent (100%) to prepayment of all Deferred Option Principal, second, seventy percent (70%) of the then remaining Excess Cash Flow shall be applied to the Term Loan Repayment Amounts in inverse order of maturity, and third the balance of the remaining Excess Cash Flow shall be used only to fund Committed CAPEX and to build and maintain the CAPEX Reserve Account as set forth in Section 5.01(y) of the Credit Agreement (the "Cash Sweep").

(ii)           The provisions of this Section 5.01(x) shall remain in effect until such date as the following two conditions are met:  (x) the Borrower shall have paid not less than the amount of Term Loan Repayment Amounts that the Borrower would have paid in accordance with the terms of Section 2.06(a) of the Original Credit Agreement (without taking into account the amendment thereof under the Credit Agreement Amendment), and (y) the Borrower has complied with the financial covenants set forth in Section 5.04(a) – (f) as applicable after the end of the Waiver Period.

(y)           CAPEX Reserve Account. The Borrower shall create and maintain with the Administrative Agent a capital expenditure reserve up to Fifty Million Dollars ($50,000,000) in the CAPEX Reserve Account, pledged to the Administrative Agent as additional collateral under the Capex Reserve Deed of Charge.  The Borrower is entitled to withdraw amounts from the Capex Reserve Account only to pay amounts due in respect of the Committed Capex.  Any withdrawal made from the Capex Reserve Account is subject to the Borrower giving the Administrative Agent at least three (3) Business Days written notice thereof, specifying the amount to be withdrawn and details of the accounts to which such amount should be remitted and attaching a copy of the relevant invoice to be paid.  The CAPEX Reserve Account shall be funded through Excess Cash Flow and the proceeds of New Equity issued.  Funds standing to the credit of the CAPEX Reserve Account after payment of the Committed CAPEX shall be applied as set forth in this Section 5.01(y). The Borrower shall not, nor shall it permit any Vessel Owning  Subsidiary or other Loan Party to, make any Investments (as defined in Section 5.02(l) of the Credit Agreement), other than the Committed CAPEX. At any time that the balance of the CAPEX Reserve Account exceeds Fifty Million Dollars ($50,000,000), any such excess and all remaining proceeds of any New Equity and Excess Cash Flow shall be applied first, to prepayment of all Deferred Option Principal second, to increase cash and Cash Equivalents to the level set forth in Section 5.04(e) as Minimum Liquidity after January 1, 2011, and third, to reduce the Term Loan Repayment Amounts inverse order of maturity.

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(z)            Earnings Account Reporting.  The Borrower covenants and agrees to provide to the Administrative Agent on a monthly basis within fifteen (15) days after the end of each month a report as to all credits and debits to the Earnings Account and CAPEX Reserve Account.

(aa)            Permitted Holders' Contribution; Warrants. (i)  On or prior to the Effective Date, the Borrower shall (x) procure that the Permitted Holders shall invest at least the Mandatory Equity (in cash) in the Borrower, and (y) issue to the Permitted Holders Warrants for shares of the Borrower's capital stock in an amount, which if exercised, together with the amount invested in Mandatory Equity by the Permitted Holders, equals no less than Fifty Million Dollars ($50,000,000).

(ii)           The Borrower covenants and agrees that all proceeds from the Mandatory Equity and the Warrants shall be applied by the Borrower to immediate prepayment of the Term Loan Repayment Amounts in inverse order of maturity.

(iii)           If the Warrants have not been exercised or have been exercised only in part by the first anniversary of the Effective Date and the Borrower has received less than Fifty Million Dollars ($50,000,000) in net cash proceeds from the Permitted Holders in respect of both such Mandatory Equity and Warrants, then within 30 Business Days after expiry of such Warrants, the Borrower shall raise cash funds to cover the difference between (x) Fifty Million Dollars ($50,000,000) and (y) the total net cash amount received by the Borrower from Mandatory Equity and the Warrants (the difference between (x) and (y), the "Shortfall"), through a subsequent cash equity issuance, to be issued by the Borrower generally.  The proceeds of any subsequent equity issuance respecting the Shortfall shall be applied as set forth in Section 5.01(aa)(ii).  If the Permitted Holders purchase the subsequent equity issuance, the amount invested by the Permitted Holders shall be credited against the Shortfall on a dollar for dollar basis. However, if the purchasers of the subsequent equity issuance are not the Permitted Holders, the amount invested by such purchasers shall be credited against the Shortfall on the basis of reducing one dollar of the Shortfall by every two dollars invested.

Section 8.  Section 5.02 (f) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Nordea Senior Secured Credit Facility Amendment No. 1

"(f) Limitation on Dividends and Other Payments.  (i) The Borrower will not declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Equity Interests of the Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, the foregoing are referred to as "Dividends and Other Payments"), except only if each of the following conditions is met (and the Borrower shall have certified in writing to the Administrative Agent that such conditions are met and supplied to the Administrative Agent evidence to back-up such conclusions as is satisfactory to the Administrative Agent.):  (w) after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result upon giving effect to such Dividends and Other Payments, (x) the outstanding principal of Term Loan Advances is reduced to an amount not greater than the amount that would have been outstanding had Term Loan Repayment Amounts set forth in Section 2.06(a) of the Original Credit Agreement been paid as set forth in such Section 2.06(a) of the Original Credit Agreement, (y) the Borrower is in compliance with all  covenants under Article V of the Original Credit Agreement (including but not limited to financial covenants in Section 5.04 of the Original Credit Agreement but with the covenant of Minimum Liquidity adjusted as set forth in the Credit Agreement Amendment), and (z) no breach in any covenant set forth in Section 5.04 exists or would result upon giving effect to such Dividends and Other Payments;

(ii)  The Borrower will not, and will not permit any of its Subsidiaries to, repurchase its convertible bonds unless through exchange offerings (i.e. without any cash outflow from, or incurrence of debt by, the Borrower or any of its Subsidiaries);

(iii) The Borrower will not, and will not permit any of its Subsidiaries to, make any cash share buybacks.

Section 9.  Section 5.02 of the Credit Agreement is hereby amended to include the following further negative covenant in a new Section 5.02 (m) as follows:

"(m)           Equity Proceeds.  Any New Equity shall be applied first, to prepayment of all Deferred Option Principal and second, fifty percent (50%) of the then remaining New Equity to immediate prepayment of the Term Loan Repayment Amounts in inverse order of maturity, and third, the balance shall be used to build and maintain the capital expenditure reserve in the CAPEX Reserve Account as set forth in Section 5.01(y) of the Credit Agreement."

Section 10. Section 5.02(l) of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

"For the avoidance of doubt, notwithstanding the foregoing, as set forth in Section 5.01(y) of the Credit Agreement, the Borrower shall not, nor shall it permit any Vessel Owning Subsidiary or other Loan Party to, make any Investments (as defined above) other than the Committed CAPEX."

Section 11. Section 5.03 of the Credit Agreement shall be amended by adding the following new Section 5.03(j):

"(j) The Borrower shall provide to the Administrative Agent the cash flow statements required by Section 5.01(z) of the Credit Agreement."

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Section 12.  Section 5.04(a), and Section 5.04(b) of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

"(a)  Leverage.  (i) during the Waiver Period, maintain at all times a ratio of not greater than 0.7:1.0 of (x) Total Debt less cash and Cash Equivalents to (y) Book Value less cash and Cash Equivalents; and (ii) thereafter, maintain at all times a ratio of not greater than 0.7:1.0 of (x) Total Debt less cash and Cash Equivalents to (y) Market Value Adjusted Total Assets less cash and Cash Equivalents.  For purposes of this Section 5.04(a), "Book Value" means book value of all assets determined in accordance with US GAAP.

(b)  Interest Cover.  (i) during the Waiver Period, maintain, at the end of each fiscal quarter of the Borrower, a ratio of EBITDA to gross interest expense for the four fiscal quarters ended as of the end of such quarter greater than 1.75:1.00; and (ii) thereafter, maintain, at the end of each fiscal quarter of the Borrower, a ratio of EBITDA to gross interest expense for the four fiscal quarters ended as of the end of such quarter greater than 3.0:1.0."

Section 13.  Section 5.04 (e) and Section 5.04 (f), respectively, of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

"(e) Minimum Liquidity.  (i) during the Waiver Period, maintain a minimum of cash and Cash Equivalents of no less than Twenty-Five Million Dollars ($25,000,000) of which at least Five Hundred Thousand Dollars ($500,000) per Collateral Vessel is held in the Earnings Account and pledged to the Administrative Agent, and (ii) thereafter maintain a minimum of cash and Cash Equivalents of no less than One Million Dollars ($1,000,000) per Collateral Vessel.

(f)  Vessel Fair Market Value.  (i) during the Waiver Period, the aggregate Fair Market Value of the Collateral Vessels shall at all times be at least 65% of the sum of (a) the then aggregate outstanding principal amount of the Facilities and (b) the Unused Commitment under the Revolving Credit Facility, and (ii) thereafter the aggregate Fair Market Value of the Collateral Vessels shall at all times be at least 135% of the sum of (a) the then aggregate outstanding principal amount of the Facilities and (b) the Unused Commitment under the Revolving Credit Facility; provided that, so long as any Default in respect of this Section 5.04(f) is not caused by any voluntary Vessel Disposition, such Default shall not constitute an Event of Default so long as within 45 days of the occurrence of such Default, the Borrower shall either (i) post additional collateral satisfactory to all Lenders as set forth in Section 8.01(b), pursuant to security documentation reasonably satisfactory in form and substance to all Lenders, sufficient to cure such Default (and shall at all times during such period and prior to satisfactory completion thereof, be diligently carrying out such actions) or (ii) make such reductions of the Total Commitment in an amount sufficient to cure such Default and repay the outstanding Advances (it being understood that any action taken in respect of this proviso shall only be effective to cure such Default pursuant to this Section 5.04(f) to the extent that no Default or Event of Default exists hereunder immediately after giving effect thereto)."

Section 14.  (a) Section 6.01(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

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"(c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 2.15, 5.01(a),(b),(d),(e), (f) (other than (f)(iii)), (m), (q),(u),(v),(x),(y), (z) or (aa); or"

  (b) A new Section 6.01(o) shall be added to the Credit Agreement to read as follows:

"(o) the provisions of Article II, Section 3 of the Credit Agreement Amendment shall not have been completed within the time period as set forth therein"

Section 15.   Additional Guarantor.  The parties hereto agree that from and after the Effective Date, the Sandra Owner shall be an additional Guarantor in accordance with the terms of the Loan Documents and the Sandra Owner shall execute and deliver a Guaranty by way of supplement.

ARTICLE II

PRECONDITIONS AND CONDITIONS SUBSEQUENT

Section 1.  The obligation of each party to execute and deliver the Credit Agreement Amendment is subject to the following conditions precedent, and all matters set forth below shall be satisfactory to the Administrative Agent in its sole discretion.  The Administrative Agent shall declare by notice to the Borrower and the Lenders satisfaction of conditions, and only upon such declaration shall the Effective Date be deemed to occur:

(a)           The Mandatory Equity shall have been received in cash by the Borrower, and the Warrants shall have been duly issued by the Borrower in favor of the Permitted Holders, and the Borrower shall have delivered to the Administrative Agent evidence satisfactory to the Administrative Agent of such cash investment and of such issuance respectively.

(b)           The HSH Existing Swap and the Fortis Existing Swap shall have been amended, if relevant, and required by the Administrative Agent so as not to be inconsistent with the provisions of the Credit Agreement Amendment.

(c)           The Credit Suisse Agreement shall have been amended so as not to be inconsistent with the Credit Agreement, and the Administrative Agent shall have received a copy of any such amendment certified by the Borrower to be true, correct and complete.

(d)           Unless otherwise specified below, the Administrative Agent shall have received on or before the Effective Date, the following, each dated the Effective Date (or as appropriate) in form and substance satisfactory to the Administrative Agent and in sufficient copies for each Lender:

(i)           Within 10 Business Days after the Effective Date, the Ship Mortgage Amendments, duly executed and delivered by the relevant Guarantor shipowner, in due form for recording, if appropriate, in the relevant ship's registry.

(ii)           the First Supplement to Deed of Charge.

(iii)           the Capex Reserve Deed of Charge.

(iv)           the Additional Collateral Documents.

Nordea Senior Secured Credit Facility Amendment No. 1

(v)           Evidence of insurance respecting the Additional Collateral Vessel meeting the requirements set forth in the Ship Mortgage covering such Vessel, together with Broker's Letter of Undertaking and Broker's report summarizing such insurances.

(vi)           An Officer's Certificate of each Loan Party certifying as to and attaching copies of the resolutions of the Board of Directors (or similar body) of each Loan Party approving the Credit Agreement Amendment and the other Amendment Loan Documents and the transactions contemplated hereby and each other document described herein and of all documents evidencing other necessary corporate, or limited liability company, action and governmental and other third party approvals and consents, if any, with respect to the Amendment Loan Documents and the transactions thereby contemplated.

(vii)           An Officer's Certificate of each Loan Party certifying as to and attaching copies of the articles of incorporation (or similar formation document) and by-laws or operating agreement of each Loan Party, certifying the names and true signatures of the officers of such Loan Party authorized to sign each Amendment Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder (or a bringdown certificate of its corresponding April 15, 2008 certificate) and certifying as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party, or to the knowledge of such Loan Party threatening its existence.

(viii)           A certificate of good standing as to each Loan Party issued by the relevant jurisdiction of formation of each such Party dated not more than five (5) Business Days (or such longer time as the Administrative Agent may agree) prior to the Effective Date.

(ix)           A certificate signed by a Responsible Officer of the Borrower, dated the Effective Date in form and substance satisfactory to the Administrative Agent, certifying that (A) the representations and warranties made by each Loan Party contained in each Amendment Loan Document to which each Loan Party is a party are correct in all material respects as of the Effective Date and after giving effect to the transactions hereby contemplated, (B) each Loan Party is Solvent and (C) no Default or Event of Default has occurred and is continuing immediately after giving effect to the transactions contemplated by the Credit Agreement Amendment.

(x)           If requested by the Administrative Agent, appropriate Uniform Commercial Code, or Companies Registry or Slavenberg filings.

(xi)           In each case, addressed to the Administrative Agent and the Lenders, (i) a favorable opinion of in-house counsel to the Borrower as to such matters as the Administrative Agent may reasonably request, (ii) a favorable opinion of special Panamanian counsel to the Administrative Agent as to such matters as the Administrative Agent may reasonably request, (iii) a favorable opinion of special English counsel to the Administrative Agent as to such matters as the Administrative Agent may reasonably request, (iv) a favorable opinion of special Cyprus counsel to the Borrower as to such matters as the Administrative Agent may reasonably request, (v) a favorable opinion of special Maltese counsel to the Borrower as to such matters as the Administrative Agent may reasonably request, (vi) advice satisfactory to the Administrative Agent from special Bahamas counsel to the Borrower that no amendment to the Ship Mortgage or Deed of Covenants covering the MV Birthday is necessary, (vii) a favorable opinion of Seward & Kissel, special Liberian counsel to the Borrower, respecting the Warrants as the Administrative Agent may reasonably request; and (viii) a favorable opinion of Holland & Knight LLP, special counsel to the Administrative Agent, covering Marshall Islands, Liberian and New York law matters as to such matters as the Administrative Agent may reasonably request.

Nordea Senior Secured Credit Facility Amendment No. 1

(xii)           Copies certified by an officer of the Borrower as true, correct and complete of the Newbuilding Contracts.

(xiii)           Such other items as the Administrative Agent may reasonably require.

(e)           The Borrower shall have paid to the Administrative Agent all accrued and unpaid fees of the Administrative Agent and the Lenders in connection the transactions contemplated by the Credit Agreement Amendment and all other amounts which are due and payable on or prior to the date hereof under the Loan Documents and all accrued expenses of the Administrative Agent (including any agreed accrued fees and expenses of counsel to the Administrative Agent) hereunder.

Section 2.  Promptly after the execution and delivery of the Credit Agreement Amendment, but in any event not later than 10 Business Days after the Effective Date, the Borrower shall have caused the Ship Mortgage Amendments to have been duly filed and recorded in the applicable ship's registry in accordance with applicable law of the place of registration and flag of the relevant Collateral Vessel, and the filing of all other instruments and the giving of all notices as the Administrative Agent may reasonably request in connection with the Loan Documents, and shall have delivered in each case, addressed to the Administrative Agent and the Lenders, a favorable opinion of counsel acceptable to the Administrative Agent, as to the due recording of such Ship Mortgage Amendments and as to such other matters as the Administrative Agent may reasonably request.

Section 3.  Not later than one hundred and twenty (120) days after the Effective Date, the RBS Agreement shall have been amended, and/or the obligations of the Borrower arising thereunder shall have been terminated, settled or transferred, so as not to be inconsistent with the Credit Agreement, and the Administrative Agent shall have received satisfactory evidence to this effect.

ARTICLE III

BORROWER'S REPRESENTATIONS AND WARRANTIES

Section 1.  The Borrower represents and warrants as follows:

(a)           Each Loan Party and each of its Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign corporation or limited liability company in each jurisdiction other than its jurisdiction of formation in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate (or limited liability company) power and authority (including, without limitation, all Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.  Each Loan Party that is a Liberian corporation is a non-resident domestic corporation as defined in the relevant laws of the Republic of Liberia and has no taxable presence or permanent establishment in Liberia as referred to in Section 803 of the Revenue Code of Liberia (2000).

Nordea Senior Secured Credit Facility Amendment No. 1

(b)           The execution, delivery and performance by each Loan Party of each Amendment Loan Document and the Warrants to which it is or is to be a party and the consummation of the transactions contemplated under the Amendment Loan Documents and the Warrants are within such Loan Party's corporate (or limited liability company) powers, have been duly authorized by all necessary corporate (or limited liability company) action, and do not (i) contravene such Loan Party's charter or bylaws or limited liability company agreement, as the case may be; (ii) violate any law, rule, regulation (including, without limitation, Regulations T, U and X of the Board of Governors of the United States Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any agreement respecting Indebtedness or any other material contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any Collateral.  No Loan Party or any of its Subsidiaries is in material violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award except to the extent that any such violation, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

(c)           Except for (x) recording requirements under the relevant jurisdiction of Collateral Vessel registration pertaining to any Ship Mortgage Amendments and the Ship Mortgage covering the Additional Collateral Vessel, (y) any court filings in connection with the enforcement of any ship mortgages generally in any court located in a jurisdiction of enforcement, or (z) any consent of the jurisdiction where a Collateral Vessel is flagged that is required for the transfer of a Collateral Vessel in connection with the exercise of private remedies after an Event of Default shall have occurred and be continuing, no Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Amendment Loan Document or the Warrants to which it is or is to be a party, (ii) the grant by any Loan Party of the Liens intended to be granted by it pursuant to the Collateral Documents or the validity of such Liens, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) (other than appropriate UCC filing in Washington, D.C., Companies Registry or Slavenberg filings respecting the additional Guarantor or Amendment Loan Documents described herein) or (iv) the exercise by the Administrative Agent or the Security Trustee or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

(d)           The Credit Agreement Amendment has been, and each other Amendment Loan Document and the Warrants when delivered hereunder will have been, duly authorized, executed and delivered by each Loan Party thereto. The  Credit Agreement Amendment is, each other Amendment Loan Document and the Warrants when delivered hereunder will be, and each Loan Document that is amended by an Amendment Loan Document will be upon execution and delivery of the relevant Amendment Loan Document, the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) but not excepting fraudulent conveyance laws.

Nordea Senior Secured Credit Facility Amendment No. 1

(e)           The representations and warranties of  the Loan Parties contained in each Loan Document, as amended by the Amendment Loan Documents, are true and correct on and as of the date hereof, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a date other than the date hereof.

(f)           No Default or Event of Default has occurred and is continuing, or will result, upon execution and delivery of the Credit Agreement Amendment or giving effect to the transactions hereby contemplated.

ARTICLE IV

MISCELLANEOUS

Section 1.  Except as expressly modified by the Credit Agreement Amendment or any other Amendment Loan Document, all of the terms and conditions of the Original Credit Agreement and each other Loan Document remain in full force and effect and are hereby ratified and confirmed by the parties and are incorporated by reference in the Credit Agreement Amendment and in each other Loan Document to the same extent as if set forth in the Credit Agreement Amendment in their entirety.

Section 2. The Credit Agreement Amendment and the other Amendment Loan Documents may be executed in any number of counterparts and by different parties hereto and thereto in separate counterparts, each of which, respectively, when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery by telecopier or other electronic means of an executed counterpart of a signature page to the Credit Agreement Amendment shall be effective as delivery of an original executed counterpart of the Credit Agreement Amendment.

Section 3.  (a)  The Borrower agrees to pay an arrangement fee to each of the Lenders, which is equal to 0.15% of the outstanding Commitment as of the December 4, 2008 of such Lender, respectively. Such arrangement fee shall be paid to the Administrative Agent for distribution by it to the Lenders.  Such arrangement fee is payable by the Borrower on or prior to the Effective Date as a precondition thereof.

(b)           All parties hereto agree that (unless the Administrative Agent shall have given its prior written consent otherwise) no Lender or other Secured Party will receive any compensation of any kind for its participation in the Credit Agreement except as expressly provided herein.

Section 4. THE CREDIT AGREEMENT AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAW RULES.

Section 5.  EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Nordea Senior Secured Credit Facility Amendment No. 1

Section 6.  By its respective signature below each of the Administrative Agent and the Lenders hereby instructs the Security Trustee (or Nordea, as appropriate) to execute and deliver the Ship Mortgage Amendments, the Additional Collateral Vessel Ship Mortgage, the other Amendment Loan Documents, and any other amendment to a Collateral Document contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Nordea Senior Secured Credit Facility Amendment No. 1

IN WITNESS WHEREOF, the parties hereto have caused the Credit Agreement Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EXCEL MARITIME CARRIERS LTD.,
as Borrower

By:	/s/ Eleftherios Papatrifon
Name: Eleftherios Papatrifon
Title: CFO

NORDEA BANK FINLAND PLC, LONDON BRANCH, as Administrative Agent

By:	/s/ Ulf Andersson
Name: Ulf Andersson
Title: Head of Shipping, Offshore & Oil Services

By:	/s/ Mike Sheppard
Name: Mike Sheppard
Title: Vice President

Nordea Senior Secured Credit Facility Amendment No. 1

NORDEA BANK FINLAND PLC, LONDON BRANCH, as Lender

By:	/s/ Ulf Andersson
Name: Ulf Andersson
Title: Head of Shipping, Offshore & Oil Services

By:	/s/ Mike Sheppard
Name: Mike Sheppard
Title: Vice President

Nordea Senior Secured Credit Facility Amendment No. 1

CREDIT SUISSE, as Lender

By:	/s/ Stephan Schürch
Name: Stephan Schürch
Title: Assistant Vice President

By:	/s/ Lydia Lampadaridou
Name: Lydia Lampadaridou
Title: Assistant Vice President

Nordea Senior Secured Credit Facility Amendment No. 1

DVB BANK SE, as Lender

By:	/s/ Robert Hesketh
Name: Robert Hesketh
Title: Attorney-in-fact

By:	/s/ Moira Maresky
Name: Moira Maresky
Title: Attorney-in-fact

Nordea Senior Secured Credit Facility Amendment No. 1

DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT, as Lender

By:	/s/ Tilman Stein
Name: Tilman Stein
Title: Director

By:	/s/ Kerstin Seefeld
Name: Kerstin Seefeld
Title: Director

Nordea Senior Secured Credit Facility Amendment No. 1

HSH NORDBANK AG, as Lender

By:	/s/ Maike Hantusch
Name: Mrs. Maike Hantusch
Title: Senior Vice President

By:	/s/ Björn Kaufmann
Name: Björn Kaufmann
Title: Senior Vice President

Nordea Senior Secured Credit Facility Amendment No. 1

GENERAL ELECTRIC CAPITAL CORPORATION, as Lender

By:	/s/ Ricardo B. Silva
Name: Ricardo B. Silva
Title: Vice President

Nordea Senior Secured Credit Facility Amendment No. 1

NATIONAL BANK OF GREECE S.A., as Lender

By:	/s/ Stavros Stylos
Name: Stavros Stylos
Title: Manager

By:	/s/ Maria Moraitou
Name: Maria Moraitou
Title: Unit Leader

Nordea Senior Secured Credit Facility Amendment No. 1

FORTIS BANK, as Lender

By:	/s/ G. Arcadis
Name: G. Arcadis
Title: CEO/General Manager

By:	/s/
Name:
Title: Deputy General Manager

Nordea Senior Secured Credit Facility Amendment No. 1

LANDESBANK HESSEN – THÜRINGEN GIROZENTRALE

By:	/s/ Bernd Claussen
Name: Dr. Bernd Claussen
Title: Head of Shipping

By:	/s/ Stefan Muhling
Name: Stefan Muhling
Title: Vice President

Nordea Senior Secured Credit Facility Amendment No. 1

DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT

By:	/s/ Lars Bohlig
Name: Lars Bohlig
Title: Deputy General Manager

By:	/s/ Tanja Lauerer
Name: Tanja Lauerer
Title: Deputy General Manager

Nordea Senior Secured Credit Facility Amendment No. 1

BNP PARIBAS (SUISSE) SA

By:	/s/ O. Blanchet
Name: O. Blanchet
Title:

By:	/s/ Vincent Pascal
Name: Vincent Pascal
Title:

Nordea Senior Secured Credit Facility Amendment No. 1

SKANDINAVISKA ENSKILDA BANKEN AB (publ)

By:	/s/ Simon Wakefield
Name: Simon Wakefield
Title: Head of Acquisition Finance

By:	/s/ Egil Aarrestad
Name: Egil Aarrestad
Title: Client Executive

Nordea Senior Secured Credit Facility Amendment No. 1

ABN AMRO BANK N.V.

By:	/s/ Elena Evangelatou
Name: Elena Evangelatou
Title: Vice President

By:	/s/ Christina Grispou
Name: Christina Grispou
Title: Credit Administration

Nordea Senior Secured Credit Facility Amendment No. 1

CITIBANK INTERNATIONAL plc

By:	/s/ Takis Constantaras
Name: Takis Constantaras
Title: Managing Director

Nordea Senior Secured Credit Facility Amendment No. 1

NATIXIS

By:	/s/ Didier Berger
Name: Didier Berger
Title:

By:	/s/ Franck Chambras
Name: Franck Chambras
Title:

Nordea Senior Secured Credit Facility Amendment No. 1

The undersigned Guarantors, by their respective signatures set forth below, acknowledge notice, as of the date thereof, and consent to, the foregoing AMENDMENT NO. 1, DATED AS OF March 31, 2009,  among (i) EXCEL MARITIME CARRIERS LTD., a Liberian corporation, as borrower (the "Borrower"), (ii) the banks, financial institutions and other institutional lenders listed as Lenders on the signature pages thereof, (iii) NORDEA BANK FINLAND PLC, LONDON BRANCH ("Nordea"), as "Administrative Agent") for the Secured Parties (as therein defined), (iv) NORDEA, DVB BANK SE, DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT ("DB"), GENERAL ELECTRIC CAPITAL CORPORATION, and HSH NORDBANK AG, as lead arrangers, (v) NATIONAL BANK OF GREECE S.A., CREDIT SUISSE and FORTIS BANK, as co-arrangers , (vi) NORDEA and DB, as book runners and (vii) NORDEA, as Issuing Bank,  to the SENIOR SECURED CREDIT FACILITY,  dated as of April 14, 2008, and the Amendment Loan Documents and the transactions thereby contemplated.

Whitelaw Enterprises Co.
Marias Trading Inc.
Amanda Enterprises Limited
Yasmine International Inc.
Snapper Marine Ltd.
Harvey Development Corp.
Tanaka Services Ltd.
Candy Enterprises Inc.
Fianna Navigation S.A.
Barland Holdings Inc.
Ingram Limited
Thurman International Ltd.
Fountain Services Limited
Teagan Shipholding S.A.
Castalia Services Ltd.
Centel Shipping Company Limited
Iron Miner Shipco LLC
Lowlands Beilun Shipco LLC
Kirmar Shipco LLC
Iron Beauty Shipco LLC
Iron Bradyn Shipco LLC
Iron Manolis Shipco LLC
Iron Brooke Shipco LLC
Iron Lindrew Shipco LLC

Coal Hunter Shipco LLC
Santa Barbara Shipco LLC
Ore Hansa Shipco LLC
Iron Kalypso Shipco LLC
Iron Bill Shipco LLC
Pascha Shipco LLC
Coal Gypsy Shipco LLC
Iron Fuzeyya Shipco LLC
Iron Anne Shipco LLC
Iron Vassilis Shipco LLC
Grain Express Shipco LLC
Iron Knight Shipco LLC
Grain Harvester Shipco LLC
Coal Pride Shipco LLC
Fearless Shipco LLC
King Coal Shipco LLC
Coal Glory Shipco LLC
Coal Age Shipco LLC
Iron Man Shipco LLC
Barbara Shipco LLC
Linda Leah Shipco LLC
Sandra Shipco LLC
Bird Acquisition Corp. (formerly known as
Quintana Maritime Limited)
Point Holdings Ltd.

By:	/s/ Viktoria Poziopoulou	By:	/s/ Viktoria Poziopoulou
	Name: Viktoria Poziopoulou	Name: Viktoria Poziopoulou
	Title: Attorney-in-fact	Title: Attorney-in-fact

Nordea Senior Secured Credit Facility Amendment No. 1

REVISED SCHEDULE III
(March 31, 2009)

Collateral Vessels and Designated Vessels

#	Collateral Vessel	Flag & Official No.	Vessel Owning Subsidiary	Jurisdiction
1	Birthday	Bahamas (8000437)	Whitelaw Enterprises Co.	Liberia
2	Fortezza	Panama (31000-05)	Harvey Development Corp.	Liberia
3	Rodon	Panama (30918-05)	Tanaka Services Ltd.	Liberia
4	Angela Star	Panama (25283-98-D)	Marias Trading Inc.	Liberia
5	Happy Day	Panama (31005-05)	Amanda Enterprises Limited	Liberia
6	Renuar	Panama (30815-05)	Candy Enterprises Inc.	Liberia
7	Isminaki	Panama (30709-05)	Fianna Navigation S.A.	Liberia
8	Powerful	Panama (30850-05)	Fountain Services Limited	Liberia
9	First Endeavour	Panama (30852-05)	Teagan Shipholding S.A.	Liberia
10	Elinakos	Panama (30892-05)	Yasmine International Inc.	Liberia
11	Lady	Cyprus (8307777)	Centel Shipping Co. Ltd.	Cyprus
12	Attractive	Panama (30905-05)	Barland Holdings Inc.	Liberia
13	Emerald	Panama (30864-05)	Ingram Limited	Liberia
14	Marybelle	Panama (30784-05)	Snapper Marine Ltd.	Liberia
15	Princess I	Panama (21328-94-D)	Castalia Services Ltd.	Liberia
16	Sandra	MI (3419)	Sandra Shipco LLC	MI
17	Iron Miner	MI (2644)	Iron Miner Shipco LLC	MI
18	Lowlands Beilun	Malta (9172208)	Lowlands Beilun Shipco LLC	MI
19	Kirmar	MI (2478)	Kirmar Shipco LLC	MI
20	Iron Beauty	MI (2477)	Iron Beauty Shipco LLC	MI
21	Iron Bradyn	MI (2227)	Iron Bradyn Shipco LLC	MI
22	Iron Manolis	MI (2641)	Iron Manolis Shipco LLC	MI
23	Iron Brooke	MI (2640)	Iron Brooke Shipco LLC	MI
24	Iron Lindrew	MI (2639)	Iron Lindrew Shipco LLC	MI
25	Coal Hunter	MI (2638)	Coal Hunter Shipco LLC	MI
26	Santa Barbara	MI (2632)	Santa Barbara Shipco LLC	MI
27	Ore Hansa	MI (2631)	Ore Hansa Shipco LLC	MI
28	Iron Kalypso	MI (2635)	Iron Kalypso Shipco LLC	MI
29	Iron Bill	MI (2630)	Iron Bill Shipco LLC	MI
30	Pascha	MI (2637)	Pascha Shipco LLC	MI
31	Coal Gypsy	MI (2636)	Coal Gypsy Shipco LLC	MI
32	Iron Fuzeyya	MI (2634)	Iron Fuzeyya Shipco LLC	MI
33	Iron Anne	MI (2633)	Iron Anne Shipco LLC	MI
34	Iron Vassilis	MI (2629)	Iron Vassilis Shipco LLC	MI
35	Grain Express	MI (2041)	Grain Express Shipco LLC	MI
36	Iron Knight	MI (2070)	Iron Knight Shipco LLC	MI
37	Grain Harvester	MI (2117)	Grain Harvester Shipco LLC	MI
38	Coal Pride	MI (2423)	Coal Pride Shipco LLC	MI

Nordea Senior Secured Credit Facility Amendment No. 1
Schedule III - 1

#	Designated Vessel	Flag & Official No.	Designated Subsidiary Guarantor/Charterer	Jurisdiction
1	Fearless I	MI (90328)	Fearless Shipco LLC	MI
2	King Coal	MI (90326)	King Coal Shipco LLC	MI
3	Coal Glory	MI (2340)	Coal Glory Shipco LLC	MI
4	Coal Age	MI (90327)	Coal Age Shipco LLC	MI
5	Iron Man	MI (2342)	Iron Man Shipco LLC	MI
6	Barbara	MI (90325)	Barbara Shipco LLC	MI
7	Linda Leah	MI (2422)	Linda Leah Shipco LLC	MI

Nordea Senior Secured Credit Facility Amendment No. 1
Schedule III - 2

Exhibit A

[Excel Maritime Carriers Ltd Letterhead]

Deferral Notice

[Dated during the Waiver Period]

To:           Nordea Bank Finland plc, London Branch, as Administrative Agent
                8th Floor, City Place House,
55 Basinghall Street,
GB-London EC2V 5NB,

Attention:  Loans Administrator

RE:
U.S. $1,400,000,000 Senior Secured Credit Facility dated as of April 14, 2008, among Excel Maritime Carriers Ltd, as the Borrower (the "Borrower"), NORDEA BANK FINLAND PLC, LONDON BRANCH, ("Nordea"), as Administrative Agent, and the lenders and other entities defined therein as Lenders, Lead Arrangers, Co-Arrangers and Book Runners, as amended by Amendment No. 1 to Senior Secured Credit Facility dated as of March 31, 2009 (collectively, the "Credit Agreement"). Capitalized terms used and not otherwise defined herein shall have the same meaning given thereto in the Credit Agreement.

Dear Sir/or Madam:

We, the Borrower, hereby give you notice, in accordance with Section 2.18 of the Credit Agreement, that our financial circumstances are such that we have no alternative other than to make a request to defer, to April 1, 2016,  the payment [or, as applicable, payments] due on the Quarterly Payment Date(s) listed below respecting the Term Loan Repayment Amounts set forth opposite each such Quarterly Payment Date(s) representing the Deferred Option Principal under Section 2.18 of the Credit Agreement of $[                ], which amount together with any amount previously deferred is not greater than the aggregate amount received by the Borrower, as of the date of this Deferral Notice, of (x) paid in Mandatory Equity, and (y) cash received from the exercise of Warrants.

[Quarterly Payment Date:	Term Loan Repayment Amount:]

1	$
2	$
3	$
4	$
5	$
6	$

We attach as Exhibit A our calculations in support of our conclusion.

We understand that if this Deferral Notice and the supporting evidence enclosed herewith is reasonably acceptable to the Lenders, and that as a consequence thereof the Lenders do accept the Deferral Option, that, in accordance with Section 2.18 of the Credit Agreement, (i) the Applicable Margin for all amounts outstanding under the Credit Agreement shall be increased to 2.55% as long as any Deferred Option Principal is outstanding, and (ii) one hundred percent (100%) of New Equity and Cash

Nordea Senior Secured Credit Facility Amendment No. 1
Exhibit A - 1

Sweep proceeds, shall be applied to prepayment of Deferred Option Principal amounts as long as any Deferred Option Principal is outstanding.

We represent and warrant, as of the date of this Deferral Notice that (i) we are in compliance with all financial covenants under Section 5.04 of the Credit Agreement, and (ii) no Default or Event of Default has occurred and is continuing.

We look forward to hearing from you accordingly.

For and on behalf of:

EXCEL MARITIME CARRIERS LTD

By:
Name:
Title:

Nordea Senior Secured Credit Facility Amendment No. 1
Exhibit A - 2

Exhibit B

Permitted Payments of Committed CAPEX

1.	Shipbuilding Contract for the Construction of one 181,000 DWT Bulk Carrier Hull No. S-1335 between Quintana Maritime Limited as Buyer and STX Shipbuilding Co., LTD. as Builder dated April 16, 2007

2.	Memorandum of Agreement for the sale of Hull No. S-[2295] between Christine Shipco LLC as Buyer and Cosmos World Maritime S.A., as Seller dated April 5, 2007

3.	Shipbuilding Contract for the Construction of one 181,000 DWT Bulk Carrier Hull No. S-1330 between Quintana Maritime Limited as Buyer and STX Shipbuilding Co., LTD. as Builder dated April 16, 2007

Nordea Senior Secured Credit Facility Amendment No. 1
Exhibit A - 3

Exhibit C

FORM OF SHIP MORTGAGE AMENDMENT

AMENDMENT NO. 1 TO FIRST PREFERRED SHIP MORTGAGE

THIS AMENDMENT NO. 1 dated the [●] day of [●], 20[●] (this "Amendment"), to FIRST PREFERRED SHIP MORTGAGE dated April 15, 2008 (the "Mortgage") respecting the [Marshall Islands] flag vessel [●], by [●], a [●] (the "Shipowner"), in favor of NORDEA BANK FINLAND PLC, LONDON BRANCH ("Nordea"), not in its individual capacity, but solely as Security Trustee (together with its successors in trust and assigns as such Security Trustee, the "Mortgagee"), pursuant to that certain Security Trust Agreement dated as of April 15, 2008 (as amended, supplemented or otherwise modified from time to time, the "Security Trust Agreement"), between Nordea, as Administrative Agent under the Credit Agreement (as defined below), and the Security Trustee on behalf of the Secured Parties as defined in that certain Credit Agreement (defined below).

WHEREAS:

A.           The Shipowner is the sole owner of the whole of the [Marshall Islands] flag vessel [●], Official No. [●], of [●] gross tonnage and [●] net tonnage or thereabouts, duly documented in the name of the Shipowner with her home port at the port of [Majuro].

B.           The Mortgage was recorded at the [●]  on April 15, 2008 at  [●] A.M. E.D.S.T. New York, New York time, in Book PM [●], at page [●].

C.           The Mortgage secures, among other things, the obligations of (i) Excel Maritime Carriers Ltd. (the "Borrower") under that certain Senior Secured Credit Facility, dated as of April 14, 2008 (as the same has been or may be amended, supplemented, restated or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, as borrower, Nordea, as Administrative Agent, and the lenders and other entities defined therein as Lenders, Lead Arrangers, Co-Arrangers and Book Runners, and (ii) the Loan Parties.

D.           The parties to the Credit Agreement have amended the Credit Agreement by Amendment No. 1 to Senior Secured Credit Facility dated as of the date hereof ("Amendment No. 1 to Credit Agreement"), in the form of Exhibit I hereto.

E.           Consequently the parties wish to amend the Mortgage to incorporate the terms of Amendment No. 1 to Credit Agreement referred to in paragraph D above.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt whereof is hereby acknowledged, the Shipowner and the Mortgagee hereby covenant and agree as follows:

  Mortgage Amendment [M/V [●]]

1.           The Credit Agreement attached as Exhibit C to the Mortgage is hereby amended by attaching thereto Amendment No. 1 to Credit Agreement in the form attached hereto as Exhibit I, which is hereby made a part hereof.

2.           This Amendment amends the Mortgage and wherever the term "Mortgage" is used in the Mortgage or in any other Loan Document, it shall be deemed to refer to the Mortgage as amended by this Amendment.  Except as amended hereby specifically, the Mortgage remains in full force and effect.  The total amount and maturity date of the Mortgage remain unchanged.  This Amendment amends mortgage covenants.

4.           All capitalized terms used herein but not otherwise defined shall have the meaning specified in, or by reference in, the Mortgage.

5.           This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which when taken together shall constitute one instrument.

[Signatures on next page]

 Mortgage Amendment [M/V [●]]

IN WITNESS WHEREOF, the Shipowner and the Mortgagee have executed this Amendment No. 1 to First Preferred Ship Mortgage as of the date and year first above written.

[●], as Shipowner

By:
Name:
Title:	Attorney-in-Fact

NORDEA BANK FINLAND PLC, LONDON BRANCH, as Security Trustee, as Mortgagee

By:
Name:
Title:	Attorney-in-Fact

Mortgage Amendment [M/V [●]]

ACKNOWLEDGEMENT

STATE OF NEW YORK                                      )

)   ss.:

COUNTY OF NEW YORK                                  )

On this [●] day of [●] 20[●], before me personally appeared [●], known to me to be the person who executed the foregoing instrument, who, being by me duly sworn did depose and say that he/she resides at [●], that he/she is an attorney-in-fact of [●], a [●] and the party described in and that executed the foregoing instrument; that he/she signed her name pursuant to authority granted to him/her by [●] and he/she further acknowledged the said instrument is the free act and deed of the said entity.

By:
Notary Public

Mortgage Amendment [M/V [●]]

ACKNOWLEDGEMENT

STATE OF NEW YORK                                      )

)   ss.:

COUNTY OF NEW YORK                                  )

On this [●] day of [●] 20[●], before me personally appeared [●], known to me to be the person who executed the foregoing instrument, who, being by me duly sworn did depose and say that he/she resides at [●], that he/she is an attorney-in-fact of NORDEA BANK FINLAND PLC, LONDON BRANCH, a Norwegian banking corporation and the party described in and that executed the foregoing instrument as security trustee; that he/she signed his/her name pursuant to authority granted to him/her by NORDEA BANK FINLAND PLC, LONDON BRANCH and he/she further acknowledged the said instrument is the free act and deed of the said entity.

By:
Notary Public

EXHIBIT I

FORM OF AMENDMENT NO. 1 TO SENIOR SECURED CREDIT FACILITY

Nordea Senior Secured Credit Facility Amendment No. 1
Exhibit B - 1